EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF MEDICAL CONNECTIONS HOLDINGS, INC.

Pursuant to the provisions of section 607.10025 of the Florida Business Corporation Act, MEDICAL CONNECTIONS HOLDINGS, INC. (the "Corporation"), adopts the following amendment to its Articles of Incorporation:

FIRST:  Effective as of  8:00 AM Eastern Time on June 20, 2011 (the “Effective Time”), (a) each ten (10) shares of the Corporation’s Common Stock, par value $.001 per share (“Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, (b) each ten (10) shares of the Corporation’s Class A Preferred Stock, par value $.001 per share (“Class A Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Stock, (c) each ten (10) shares of the Corporation’s Class B Preferred Stock, par value $.001 per share ("Class B Stock") issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class B Stock, and (d) each ten (10) shares of the Corporation’s Class C Preferred Stock, par value $.001 per share (“Class C Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class C Stock, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Common Stock, Class A Stock, Class B Stock or Class C Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Common Stock, Class A Stock, Class B Stock or Class C Stock, as the case may be.

SECOND:  Article IV of the Articles of Incorporation is hereby amended to read as follows:

4.1           Authorized Shares:  The total number of shares of capital stock that the Corporation has the authority to issue is twenty one million (21,000,000) shares; consisting of one twenty million (20,000,000) shares of common stock $.001 par value per share and one million (1,000,000) shares of preferred stock, $.001 par value, with 100,000 shares designed as Series A Preferred Stock, par value $.001 per share, 100,000 shares designed as Series B Preferred Stock, par value $.001 per share and 120,000 designated as Series C preferred stock, par value $.001 per share.

4.2           Rights for Preferred Shares.  The board of directors is expressly authorized to adopt, from time to time, without further shareholder action a resolution, or resolutions, providing shares in each such series and to fix the designations and powers, preferences and relative, participating, optional and other qualifications, limitations and restrictions of such shares, of each such series.

4.3           Authorization to Issue Series A Preferred Stock.

The Corporation is hereby authorized to issue 100,000 shares of Series A Preferred Stock with the following rights and preferences:

(a)           Each holder of the Series A Preferred Shares may convert each share of Preferred Stock into nineteen (19) shares (the "Conversion Ratio") of the Corporation's Common Stock at any time following December 31, 2006.  The Conversion Ratio is subject to adjustment in the event of any recapitalization or reorganization.  The Holders of the Series A Preferred Shares will be required to tender the Series A Preferred Share Certificate to the Corporation for redemption prior to issuance of any shares of Common Stock.

(b)           Holders of the Series A preferred shares shall be entitled to one vote per share for each Series A Preferred Share beneficially owned on all matters brought to a vote of the holders of the Common Stock.

4.4           Authorization to Issue Series B Preferred Stock.

The Corporation is hereby authorized to issue 50,000 shares of Series B Preferred Stock with the following rights and preferences:

(a)           Holders of the Series B Preferred Shares shall be entitled to ten (10) votes per share for each Series B Preferred Share beneficially owned on all matters brought to a vote of the holders of the Common Stock.

4.5           Authorization to Issue Series C Preferred Stock.

1.           Designation.  The shares of such series shall be designated "Series C Preferred Stock", having a par value of $0.001 per share (the "Series C Preferred Stock"), and the number of shares constituting such series shall be 120,000.

2.           Voting.

(a)           Each issued and outstanding share of Series C Preferred Stock shall be entitled to one hundred (100) votes at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration.  Holders of Series C Preferred Stock shall vote together with the holders of the Corporation's common stock, par value $.001 per share ("Common Stock") as a single class, except as provided in Section 2(b) below.

(b)           The holders of Series C Preferred Stock shall have the exclusive right, voting separately as a class, to elect the majority of the director seats (herein referred to as the "Series C Directors").  All such Series C Directors shall be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock either at meetings of shareholders at which directors are elected, a special meeting of holders of Series C Preferred Stock or by written consent without a meeting in accordance with the Florida Business Corporation Act.  Each Series C Director so elected shall serve for a term of one year and until his successor is elected and qualified.  Any vacancy in the position of a Series C Director may be filled only by the affirmative vote of the holders of a majority of the Series C Preferred Stock.  Each Series C Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of holders of Series C Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares of Series C Preferred Stock.  Any vacancy created by such removal may also be filled at such meeting or by such consent.  On all other matters, holders of Series C Preferred Stock shall vote together with the holders of the Common Stock as provided in Section 2(a) above.

3.           Dividends.  The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends declared by the Board of Directors and issued by the Corporation.

4.           Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (which shall include a merger, consolidation, sale of assets or other transaction in which control of the Corporation is transferred), the holders of shares of Series C Preferred Stock then outstanding shall not be entitled to any pay out of the assets of the Corporation available for distribution to its shareholders.

5.           Status of Reacquired Shares.  Subject to compliance with applicable law, shares of Series C Preferred Stock which have been issued and reacquired in any manner shall have the status of authorized and unissued shares of Preferred Stock.  The Board may reissue these shares as shares of Series A Preferred Stock, Series B Preferred Stock, Series C preferred stock or in any undesignated series.

6.           Conversion.  Series C Preferred Stock shall not convert to Common Stock or any other security or class of security of the Corporation.

The undersigned hereby certifies that the foregoing amendments were approved and adopted by the board of directors of the Corporation on June 6, 2011. Under Section 607.10025 of the Florida Business Corporation Act, the foregoing amendments do not require any action by the holders of the Corporation’s common stock, Class A Stock, Class B Stock or Class C Stock.  The amendment to the Articles of Incorporation of the Corporation being effected hereby does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the Reverse Stock Split exceeding the percentage of authorized shares that were unissued before the Reverse Stock Split.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment as of this 16th day of June 2011, to be effective as of 8:00 AM Eastern Time on June 20, 2011.

MEDICAL CONNECTIONS HOLDINGS, INC.

By:	/s/ Jeffrey Rosenfeld
Jeffrey Rosenfeld,
Chief Executive Officer

3